EXHIBIT 5.1
                                STEPHEN E. ROUNDS
                                 ATTORNEY AT LAW

4635 EAST EIGHTEENTH AVENUE                            TELEPHONE (303) 377-6997
DENVER, COLORADO 80220 USA                             FACSMILE  (303) 377-0231

                                February 14, 1997

PetHealth Systems, Inc.
444 Madison Avenue
Suite 1710
New York, New York

Re:     Registration Statement on Form S-8

Gentlemen:

     PetHealth Systems, Inc. ("Company"), a Colorado corporation, proposes to issue shares of Common Stock as follows:

     (i) up to 50,000 shares of Common Stock upon exercise of stock options which may be granted in the future under the Incentive Stock Option Plan (as readopted by the shareholders of the Company as of February 7, 1997, hereafter the "ISOP"); and

     (ii) Up to 400,000 shares of Common Stock under the 1997 Stock Award Plan which may be issued in the future for services to the Company.

                               DOCUMENTS REVIEWED

     I have examined originals, certified copies or other copies identified to my satisfaction, of the following:

     1. Articles of Incorporation, and Articles of Amendment to the Articles of Incorporation, of the Company.

     2. Bylaws of the Company.

     3. The ISOP and the 1997 Stock Award Plan.

     4. Certain minutes of proceedings of the board of directors of the Company.

     5. The Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission to register (a) the issuance of shares of Common Stock pursuant to exercise of options to be granted under the ISOP, and
(b) the issuance of shares of Common Stock for services provided to the Corporation.

     6. Such other papers (including public documents) as I deem appropriate under the circumstances.


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PetHealth Systems, Inc.
February 14, 1997
Page 2



     I have also consulted with officers and directors of the Company, and received representations and assurances concerning the preceding documents. Although I have not undertaken an independent verification of the matters covered by this paragraph, I have no reason to believe that the representations and assurances received are materially inaccurate or false.

                                     OPINION

     A. Subject to the next paragraph, based on my review of the foregoing, it is my opinion that (i) the shares of Common Stock to be sold by the Company after date hereof on exercise of options to be granted under the ISOP; and (ii) shares of Common Stock to be issued after date hereof as payment for services provided to the Company after the date hereof, will be duly and validly issued as fully paid and non-assessable shares of Common Stock of the Company, when sold and paid for (with cash or services, as the case may be) in accordance with the terms of the ISOP or the 1997 Stock Award Program.

     My opinion assumes that after date hereof, the Company delivers to each person participating in such Award or ISOP the information required by Section 10(a) of the Securities Act of 1933 and Part I of Form S-8, prior to such person's written election to participate in such ISOP or Award by paying (whether with cash or services) for the shares of Common Stock to be issued to such person.



                                                   Yours Sincerely,

                                                     s/ Stephen E. Rounds

                                                   Stephen E. Rounds